EXHIBIT 10.39

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into, effective as of August 11, 2004 (the “Effective Date”), by and between CALLWAVE, INC., a California corporation (the “Company”), and JOHN GREATHOUSE (“Employee” and “Executive”), with reference to the following facts:

RECITALS:

The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which the Company shall employ Employee.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. POSITION AND DUTIES

1.1 POSITION AND TITLE. Subject to the Employee providing appropriate documents by the first day of employment to complete the I-9 form to provide eligibility for employment in the United States, the Company hereby hires Employee to serve as the Executive Vice President of Sales and Business Development of the Company.

(a) LIMITS ON AUTHORITY. Employee shall perform his duties as Executive Vice President of Sales and Business Development of the Company pursuant to this Agreement in compliance with applicable law and consistent with such budgets as the Company’s Board of Directors adopts and modifies from time to time.

(b) ANNUAL REVIEWS. Within thirty (30) days after each annual anniversary of the Effective Date of this Agreement, the Company shall review Employee’s performance of his duties pursuant to this Agreement and advise Employee of the results of that review. In connection with each such review, the Company shall evaluate whether any increase in Employee’s compensation under Section 2, below, is appropriate.

(c) REPORTING AND AUTHORITY. Employee shall report to the Company’s Chief Executive Officer. Employee shall render such business and professional services in the performance of his duties, consistent with the Employee’s position within the Company, as shall be reasonably assigned to him by the Company’s Chief Executive Officer.

1.2 ACCEPTANCE. Employee hereby accepts employment by the Company in the capacity set forth in Section 1.1, above, and agrees to perform the duties of such position from and after the Effective Date of this Agreement in a diligent, efficient, trustworthy, and businesslike manner. Employee agrees that, to the best of the Employee’s ability and experience, Employee at all times shall loyally and conscientiously discharge all of the duties and responsibilities imposed upon Employee pursuant to this Agreement.

1.3 BUSINESS TIME. Employee shall devote his exclusive business time to the performance of his duties under this Agreement. Notwithstanding the foregoing, Employee may participate as a non-executive member of the Board of Directors of Demarc Security, Inc. provided that Employee’s performance thereof does not unreasonably interfere with the performance of employee’s duties hereunder.

1.4 LOCATION. Employee shall perform his duties under this Agreement from the Company’s principal offices in Santa Barbara, California. Employee acknowledges and agrees that from time to time he shall be required to travel (at the cost and expense of the Company) to other locations outside of Santa Barbara, California, in order to discharge his duties under this Agreement.

1.5 TERM. Subject to such sooner term pursuant to Section 3 below, the term of this Agreement shall commence as of the Effective Date and shall expire upon termination pursuant to Section 3 of this Agreement.

2. COMPENSATION. The Company shall compensate Employee for his services pursuant to this Agreement as follows:

2.1 SALARY. The Company shall pay to Employee an annual salary in the amount of two hundred thousand dollars ($200,000) (“Base Compensation”). Such annual salary shall be subject to periodic increases at the time of Employee’s annual review pursuant to Section 1.1(b), above, and such other times and in such amounts as the Company, in its discretion, shall determine to be appropriate. The Base Compensation will be paid periodically in accordance with the Company’s normal payroll practices and shall be subject to the usual, required withholding.

2.2 ANNUAL PERFORMANCE BONUS. For each calendar year during the term of this Agreement, (pro-rated for the first partial year of employment), Employee will be eligible to receive a bonus based upon the achievement of reasonable performance criteria. Fifty percent (50%) of such bonus shall be based upon the Company’s achievement of corporate objectives determined by the Chief Executive Officer, and the remaining fifty percent (50%) of such bonus shall be based upon Employee’s achievement of Employee’s individual objectives as specified by the Chief Executive Officer after consultation with the Employee (the “Annual Bonus”). Consistent with Company policy, the payment of any performance-based bonus shall be subject to the final discretion of the Compensation Committee of the Company’s board of directors. Subject to the foregoing, the Target Annual Bonus payable for any calendar year shall be (i) sixty-five percent (65%) of Base Compensation, plus (ii) an option grant, which shall be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code), to purchase a minimum of thirty-five thousand (35,000) shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of the approval of the grant by the Company’s board of directors; provided, however that commencing in 2005, the Company may replace the stock option component entirely or partially with an alternative form of equity compensation of similar grant-date value, taking into account the tax consequences to Employee on grant and thereafter (the “Bonus Option”). Subject to the accelerated vesting provisions set forth herein, the Bonus Option will vest as to 12.5% of the shares subject to the Bonus Option six months after the date of grant, and as to 1/48th of the shares originally subject to the Bonus Option monthly thereafter, so that the Bonus Option will be fully vested four (4) years from the date of grant, subject to Employee’s continued service to the Company on the relevant vesting dates. The Bonus Option (and all other options granted hereunder) shall be subject to the terms, definitions and provisions of the Company’s 2000 Stock Option Plan or such other Company stock option plan under which they are granted (the “Stock Plan”) and the relevant equity award agreement by and between Executive and the Company (each, a “Bonus Equity Award Agreement”), which documents are incorporated herein by reference.

2.3 EQUITY GRANTS. On the first day of Employee’s employment with the Company hereunder, the Company will grant to Employee the following options to purchase shares of the Company’s common stock:

(a) A stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Code, an incentive stock option, to purchase one hundred fifty thousand (150,000) shares of the Company’s common stock with an exercise price per share equal to 100% of the fair market value of the underlying stock on the date of the approval of the grant by the Company’s board of directors, as determined by the board of directors or its committee, in their sole discretion (the “First Option”). Subject to the accelerated vesting provisions set forth herein, seventy five thousand (75,000) of the First Option will vest as to 12.5% of the shares subject to the Option six months after the date of grant, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Employee’s continued service to the Company on the relevant vesting dates. Subject to the accelerated vesting provisions set forth herein, seventy five thousand (75,000) of the First Option will vest as to 25% of the shares subject to the Option six months after the date of grant, and as to 1/24th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable two (2) years from the date of grant, subject to Employee’s continued service to the Company on the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Stock Plan and the stock option agreement by and between Executive and the Company (the “First Option Agreement”), both of which documents are incorporated herein; and

(b) Two additional stock options, each of which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Code, an incentive stock option, to purchase one hundred thousand (100,000) shares of the Company’s common stock at an exercise price per share equal to 100% of the fair market value of the underlying stock on the date of grant, as determined by the board of directors or its committee, in their sole discretion (each, an “Additional Option” and together, the “Additional Options”). Subject to the accelerated vesting provisions set forth herein, each of the Additional Options will vest as to 12.5% of the shares subject to the Option six months after the date of grant, and as to 1/48th of the shares subject to the Option monthly thereafter, so that each such Option will be fully vested and exercisable four (4) years from the date of grant, subject to Employee’s continued service to the Company on the relevant vesting dates; provided, however, that each of the Additional Options shall be eligible for accelerated vesting follows:

(i) The unvested shares under one Additional Option shall be eligible for accelerated vesting as of the end of fiscal year 2005 (i.e., period ending June 30, 2005) on the basis of the following calculations: (A) if as of the last day of fiscal year 2005 the Company has less than one million one hundred and fifty thousand (1,150,000) paid subscriber lines and if in the last month of fiscal year 2005 the Company recognizes less than $4,600,000 in total subscriber revenue (such 1,150,000-line count and such $4,600,000-revenue figure, the “minimum thresholds”), then zero shares shall be accelerated; (B) if as of the last day of fiscal year 2005 the Company has at least one million two hundred fifty thousand (1,250,000) paid subscriber lines, or if in the last month of fiscal year 2005 the Company recognizes total subscriber revenue of at least $5,000,000 (the “maximum thresholds”), then all of the then-unvested shares under such Additional Option shall be accelerated; (C) if, as of the respective date and for the respective period, either the number of paid subscriber lines or the amount of recognized subscriber revenue exceed their respective minimum thresholds, but neither such metric equals or exceeds its respective maximum threshold, then such Additional Option shall be accelerated with respect to a pro rata portion of the then-unvested shares thereunder, and the metric that is closer to its respective maximum threshold shall be used for purposes of calculating the extent of the pro rata acceleration that shall occur; and

(ii) The unvested shares under the second Additional Option shall be eligible for accelerated vesting as of the end of fiscal year 2006 (i.e., period ending June 30, 2006) on the basis of the following calculations: (A) if as of the last day of fiscal year 2006 the Company has less than one million eight hundred and fifty thousand (1,850,000) paid subscriber lines and if in the last month of fiscal year 2005 the Company generates less than $7,400,000 in total subscriber revenue (such 1,850,000-line count and such $7,400,000-revenue figure, the “minimum thresholds”), then zero shares shall be accelerated; (B) if as of the last day of fiscal year 2006 the Company has at least two million (2,000,000) paid subscriber lines, or if in the last month of fiscal year 2005 the Company recognizes total subscriber revenue of at least $8,000,000 (the “maximum thresholds”), then all of the then-unvested shares under such Additional Option shall be accelerated; (C) if, as of the respective date and for the respective period, either the number of paid subscriber lines or the amount of recognized subscriber revenue exceed their respective minimum thresholds, but neither such metric equals or exceeds its respective maximum threshold, such Additional Option shall be accelerated with respect to a pro rata portion of the then-unvested shares thereunder, and the metric that is closer to its respective maximum threshold shall be used for purposes of calculating the extent of the pro rata acceleration that shall occur.

If the Company changes its fiscal year, then the acceleration under the foregoing Sections 2.3(b)(i) and 2.3(b)(ii) shall continue to be measured on a June 30 year end basis. The “pro rata” acceleration under the foregoing Sections 2.3(b)(i) and 2.3(b)(ii), respectively, shall be based upon the ratio of (x) the Company’s actual performance in excess of the applicable minimum threshold, to (y) the difference between the respective above-described minimum threshold and the respective maximum threshold. In all respects, each of the Additional Options shall be subject to the definitions and provisions of the Stock Plan and a written stock option agreement by and between Executive and the Company (the “Additional Option Agreement”), all of which documents are incorporated herein by reference. All vesting on the Additional Options is subject to the Employee’s continued service to the Company through the relevant vesting dates.

2.4 EQUITY PURCHASE. At the request of Employee, Company shall use commercially reasonable efforts to enable the Employee to purchase seventy five thousand (75,000) shares of Company common stock from an existing investor prior to the effectiveness of the Company’s initial public offering. Company does not guarantee that any such stock is available from an existing investor.

2.5 FRINGE BENEFITS/VACATION. Subject to the Company’s vacation accrual limits and policies, Employee shall accrue three (3) weeks’ paid vacation in each period of twelve (12) consecutive months of employment during the term of this Agreement. Employee shall be eligible for such other fringe benefits as are provided to the Company’s senior executive level employees generally from time to time.

2.6 REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for authorized business expenses incurred by Employee in the performance of his duties, provided that such business expenses are reasonable in amount, incurred for the benefit of the Company, and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement in accordance with the Company’s business expense reimbursement policies.

3. TERMINATION.

3.1 DEFINITIONS. For purposes of this Agreement, the term:

(a) “CHANGE OF CONTROL” shall mean the occurrence of one of the following events:

(i) Any transaction or series of related transactions by which any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including all affiliates of such person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (B) any affiliate, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, (C) John Greathouse or any affiliate thereof, or D) Peter Sperling or any affiliate thereof.

(ii) The date of the consummation of a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation; or

(iii) The date of the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets. For purposes of this clause (iii), the term “the sale or disposition by the Company of all or substantially all of the Company’s assets” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefore or by such other method as the Board of Directors of the Company determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the “fair market value of the Company” (as hereinafter defined). For purposes of the preceding sentence, the “fair market value of the Company” shall be the aggregate market value of the Company’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the Company’s equity securities shall be determined by multiplying the number of shares of the Company’s common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of such security for the ten trading days immediately preceding the Transaction Date, or if not publicly traded, by such other method as the Board of Directors of the Company shall determine is appropriate.

(b) “DATE OF TERMINATION” shall mean the date specified in the Notice of Termination (as defined below).

(c) “DISABILITY” shall mean a mental or physical condition, which, in the opinion of a qualified physician approved by the Employer’s Board of Directors, renders Employee incapable for a period of at least six (6) consecutive months from performing his regular duties under this Agreement.

(d) “GOOD REASON” shall mean the occurrence of any of the following circumstances without Employee’s consent; provided, however that such breach or circumstances shall not constitute Good Reason unless Employee provides the Company with thirty (30) days’ notice specifying the purported grounds for Good Reason and the purported grounds are not cured within thirty (30) days after the date upon which the notice specifying such grounds is delivered to the Company:

(i) a material reduction in the duties and authority assigned to Employee immediately prior thereto, from those in effect immediately prior thereto;

(ii) a 20% or greater reduction by the Company or the Board of his then current total compensation at plan (other than a reduction generally applicable to other senior executives of the Company) or, any reduction in Employee’s Base Compensation (other than a reduction generally applicable to other senior executives of the Company) or any reduction in Employee’s minimum annual option grant (other than a reduction generally applicable to other senior executives of the Company), as specified in Section 2.2;

(iii) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 4.3 hereof; or

(iv) the relocation of the Company’s principal executive offices to a location more than twenty-five (25) miles outside the Santa Barbara, California area, or the Company’s requiring Employee to relocate anywhere other than the location of the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with Employee’s business travel obligations immediately prior to the time of the Change in Control.

(e) “MISCONDUCT” shall mean (i) the willful and repeated failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written demand for substantial performance is delivered to Employee by the Chief Executive Officer, which demand specifically identifies the manner in which the Chief Executive Officer believes that Employee has not substantially performed his duties, (ii) the willful engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) Executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude, or (iv) Executive’s gross misconduct. For purposes hereof, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.

(f) “NOTICE OF TERMINATION” shall mean a notice which shall set forth in reasonable detail the reason for termination of Employee’s employment, or in the case of resignation for Good Reason, said notice must specify in reasonable detail the basis for such resignation. No purported termination which is not effected pursuant to this Section 3.1 shall be effective.

3.2 TERMINATION BY COMPANY. The Company may terminate this Agreement:

(a) FOR MISCONDUCT. At any time for Misconduct upon delivery of a Notice of Termination. Upon termination for Misconduct, all vesting of the Bonus Option and the First

Option shall terminate immediately and the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, including any and all pro rated cash bonuses to which Employee would otherwise be entitled, and shall not be obligated to pay any additional amounts to Employee hereunder.

(b) OTHER THAN MISCONDUCT OR DISABILITY. At any time for reasons other than Misconduct. Employee’s employment is at will and the Company may terminate this Agreement and Employee’s employment for any reason deemed sufficient by the Company upon notice as provided in Section 3.1. However, during the period commencing 90 days after the effective date of this agreement and continuing for the term of this agreement, in the event that (i) Employee has not received during the first 90 days of employment a written demand for substantial performance delivered to Employee by the Chief Executive Officer, which demand specifically identifies the manner in which the Chief Executive Officer believes that Employee has not substantially performed his duties during the first 90 days of employment, and which deficiency has not been cured by Employee to the satisfaction of the Company’s Chief Executive Officer, and (ii) Employee’s employment is terminated for any reason other than his Misconduct or Disability, or if Employee terminates his employment with Company or successor corporation due to Good Reason, then, provided the Employee signs and does not revoke a standard release of claims in favor of the Company, the Employee shall be entitled to the following benefits:

(i) The Company shall pay to Employee an amount equal to twelve months of Employees’ Base Compensation at the rate in effect as of the Date of Termination and any and all pro rated cash bonuses to which Employee would otherwise be entitled, subject to the usual, required withholding (any such amount to be payable in equal monthly installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of twelve (12) months following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this subsection (b)(i));

(ii) the stock component of the Bonus Option, the shares of the First Option and the shares of the Additional Options shall have their vesting accelerated to the same extent such options would have vested over time, without any acceleration for anticipated or pro-rata performance, had Employee remained employed by the Company for an additional eighteen (18) months; and

(iii) the Company shall subsidize the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) premiums for continuation of Employee healthcare benefits for so long as Employee is otherwise eligible, so that Employee pays the same monthly premium as an active employee with similar coverage, provided Employee makes a timely election for such COBRA coverage, for a period equal to the lesser of twelve (12) months following the Date of Termination or Employee becoming covered under the group health plans of another employer.

(c) DISABILITY. By reason of Employee’s Disability. If the Company elects to terminate Employee’s employment hereunder by reason of Employee’s Disability, then all vesting of the Bonus Option, the First Option and the Additional Options shall terminate immediately and the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, and shall not be obligated to pay any additional amounts to Employee hereunder.

3.3 TERMINATION BY EMPLOYEE. Employee may resign from employment and terminate this Agreement at any time. If Employee terminates this Agreement voluntarily, other than as provided in Section 3.4, then all vesting of the Bonus Option, the First Option and the Additional Options shall terminate immediately and the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, and shall not be obligated to pay any additional amounts to Employee hereunder.

3.4 CHANGE OF CONTROL. If within twelve (12) months following the closing of a “Change of Control” (as defined herein), (i) Employee terminates his employment with Company or successor corporation due to Good Reason, or (ii) the Company or the successor corporation terminates the Employee’s employment with the Company or successor corporation for other than Misconduct, death or Disability, then, provided the Employee signs and does not revoke a standard release of claims in favor of the Company, the Employee will receive the following benefits:

(a) The Company shall pay Employee an amount equal to twelve (12) months of Employees’ Base Compensation at the rate in effect as of the Date of Termination and any and all pro rata cash bonuses, subject to the usual, required withholding (any such amount to be payable in equal monthly installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of) twelve (12) months following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this subsection (a));

(b) One hundred percent (100%) of the shares subject to the Bonus Option, the First Option and the Additional Options shall vest and become exercisable. Thereafter, the Bonus Option, the First Option and the Additional Options shall continue to be subject to the terms, definitions and provisions of the Option Plan and the applicable option agreements; and

(c) the Company shall subsidize the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) premiums for continuation of Employee healthcare benefits for so long as Employee is otherwise eligible, so that Employee pays the same monthly premium as an active employee with similar coverage, provided Employee makes a timely election for such COBRA coverage, for a period equal to the lesser of twelve (12) months following the Date of Termination or Employee becoming covered under the group health plans of another employer.

3.5 CONDITIONAL NATURE OF SEVERANCE PAYMENTS

(a) NONCOMPETE. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Executive’s employment with the Company following a Change of Control, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that Employee’s right to receive the severance payments set forth in Section 3.4 (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly competes with Company or is a customer of the Company. If Employee engages, invests, or otherwise participates in competitive activity as described in this section, all severance payments pursuant to sections 3.2 and 3.4 of this Agreement shall immediately cease.

(b) NON-SOLICITATION. Until the date one (1) year after the termination of Employee’s employment with the Company for any reason, Employee agrees and acknowledges that Employee’s right to receive the severance payments set forth in Section 3.4 (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Employee or for any other entity or person.

(c) UNDERSTANDING OF COVENANTS. Employee represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

3.6 DEATH. This Agreement shall terminate automatically upon the death of Employee. If Employee’s employment is terminated by reason of Employee’s death, then the Company shall pay to Employee’s beneficiaries or legal representatives (i) within 15 days, all accrued and unpaid Base Compensation and vacation pay for all periods ended on or before the date of Employee’s death, and (ii) the Company shall not be obligated to make any further payments hereunder.

4. MISCELLANEOUS

4.1 NOTICES. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, or (ii) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the date on which transmitted by facsimile or other electronic means generating a receipt confirming a successful transmission (provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), or (iv) on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such regulated public carrier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address or facsimile number appearing on the signature page of this Agreement, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 4.1.

4.2 ARBITRATION.

(a) GENERAL. In consideration of Employee’s service to the Company, its promise to arbitrate all employment related disputes and Employee’s receipt of the compensation, pay raises and other benefits paid to Employee by the Company, at present and in the future, Employee agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Employee’s service to the Company under this Agreement or otherwise or the termination of Employee’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Employee agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Employee further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Employee.

(b) PROCEDURE. Employee agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Employee agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Employee agrees that the arbitrator shall issue a written decision on the merits. Employee also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Employee understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Employee shall pay the first $200.00 of any filing fees associated with any arbitration Employee initiates. Employee agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c) REMEDY. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and the Company. Accordingly, except as provided for by the Rules, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted.

(d) AVAILABILITY OF INJUNCTIVE RELIEF. In addition to the right under the Rules to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

(e) ADMINISTRATIVE RELIEF. Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim.

(f) VOLUNTARY NATURE OF AGREEMENT. Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and that Employee has asked any questions needed for Employee to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Employee is waiving Employee’s right to a jury trial. Finally, Employee agrees that Employee has been provided an opportunity to seek the advice of an attorney of Employee’s choice before signing this Agreement.

4.3 BINDING ON SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives.

4.4 GOVERNING LAW. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of California, without regard to conflict of law principles.

4.5 SEVERABILITY. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

4.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument, binding on all the signatories.

4.7 FURTHER ASSURANCES. Each party agrees, upon the request of another party, to make, execute, and deliver, and to take such additional steps as may be necessary to effectuate the purposes of this Agreement.

4.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the Bonus Option Agreement, the First Option Agreement, the Additional Option Agreements, and the Company’s standard Confidential Information Agreement (a) represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

4.9 STOCK SPLITS, ETC. All references in this Agreement to specific numbers of shares and prices per share shall be proportionately adjusted for any stock splits, reverse splits, stock combinations or similar recapitalizations after the date hereof.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date set forth above.

	“COMPANY:”	“EMPLOYEE:”

CALLWAVE, INC., a California corporation

By	/s/ DAVID F. HOFSTATTER	/s/ JOHN GREATHOUSE
	David F. Hofstatter, President and CEO	John Greathouse

	Date	Date

	Address, Facsimile No. and Email for Notices	Address, Facsimile No. and Email for Notices:

	136 West Canon Perdido Street Santa Barbara, California 93101	1277 San Antonio Creek Road Santa Barbara, CA 93111
	Facsimile No.: (805) 690-4211	Facsimile No.: (805)

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